Exhibit 99.25

American Rebel Holdings, Inc. (NASDAQ: AREB) highlights RAEK’s recent acquisition of FirstPartyData.com - reinforcing its leadership in first-party data and AI-driven marketing

The unbeatable combination of America’s Patriotic Brand and cutting-edge digital intelligence through our investment in RAEK is designed to achieve a singular goal: accelerating data-driven growth and deepening customer loyalty. This strategic move is designed to enhance American Rebel’s future success and increase shareholder value

Nashville, TN, Oct. 27, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) — America’s Patriotic Brand — today highlighted the recent acquisition of FirstPartyData.com by its strategic investment partner RAEK Data, LLC (“RAEK”), a fast-growing innovator in first-party data and digital identity resolution. The acquisition represents a major step in RAEK’s mission to build the first-party data engine for the AI economy, further validating American Rebel’s investment in the company.

“The companies that win tomorrow are the ones that own their data today,” said Cory Crapes, Co-founder of RAEK. “The acquisition of FirstPartyData.com perfectly aligns with our mission to make data ownership, accuracy, and activation accessible to every business. Our platform gives organizations and AI systems clean, contextual data needed to deliver measurable outcomes, while empowering brands to automate, personalize, and operate with true intelligence.”

American Rebel’s strategic vision: investing in data-driven growth for America’s Patriotic Brand

Earlier this month, American Rebel Holdings, Inc. announced a $1.5 million strategic investment in RAEK, recognizing the company’s ability to redefine how brands connect with their audiences.

“RAEK represents the kind of innovation and forward-thinking that aligns perfectly with American Rebel’s growth vision,” said Andy Ross, CEO of American Rebel Holdings, Inc. “Their technology gives consumer brands like ours the ability to understand and communicate directly with fans, not through rented platforms, but through relationships we own.”

“As America’s Most Patriotic Brand, it’s important that we participate in this next marketing revolution,” said Andy Ross, CEO of American Rebel. “We’re energized by the team at RAEK, confident in their growth, and excited about what this partnership can do to amplify the American Rebel story.”

Watch: American Rebel story as told by CEO Andy Ross, The American Rebel Story

Ross continued:

“For lifestyle and consumer product brands, data is no longer just analytics, it’s the foundation of loyalty. RAEK gives us the ability to turn interest into engagement, engagement into purchases, and customers into long-term fans and shareholders. That’s how enduring brands are built.”

American Rebel’s investment underscores the synergy between consumer passion and data precision, a combination that builds scalable brand equity while driving measurable shareholder value.

FirstPartyData.com Acquisition expands RAEK’s first-party data ecosystem; EchoID powers real-time identity resolution and activation

As the global marketing ecosystem shifts away from third-party cookies and toward privacy-compliant, owned data strategies, RAEK is building the infrastructure to power this new era. The acquisition of FirstPartyData.com reinforces RAEK’s long-term vision to become one of the market’s largest providers of first-party data solutions.

EchoID: from anonymous visitor to action

●	Core capability: Through its EchoID technology, RAEK converts anonymous website visitors into identified, actionable profiles, without forms, gates, or friction.

●	Business impact: Turning digital presence into engagement and revenue gives companies greater control over their audiences, marketing efficiency, and customer relationships.

Cloud-native scale where milliseconds matter

●	Performance: Built cloud-native for programmatic environments where milliseconds matter, RAEK’s platform has demonstrated exceptional scalability, enabling real-time identity resolution and activation across ad networks, DSPs, and customer data ecosystems.

●	Outcome: This speed and accuracy give marketers the ability to execute personalized, compliant, data-driven campaigns with precision.

Fueling AI with context: AEO and GEO

●	AI initiatives: The acquisition also accelerates RAEK’s AEO (Answer Engine Optimization) and GEO (Generation Engine Optimization) initiatives, laying the groundwork for large-scale contextual AI applications.

●	Missing layer: As AI becomes integral to operations, RAEK provides the missing layer, context, by fueling systems with clean, accurate, and compliant first-party data.

“AI is powerful, but it’s only as intelligent as the data feeding it,” said Cory Crapes, Co-founder of RAEK. “According to Gartner, as many as 95% of enterprise AI initiatives fail not because the algorithms are flawed, but because the data lacks context. RAEK solves that by delivering structured, permissioned first-party data that gives AI systems meaning. When you feed AI clean, contextual data, businesses can automate smarter decisions, personalize at scale, and drive measurable performance.”

RAEK: powering the future of owned data

As brands across industries grapple with iOS privacy updates, cookie deprecation, and the rising cost of digital advertising, RAEK stands out as the solution that helps businesses maintain visibility and control over their audiences.

“While others are losing visibility, first-party data focused brands are gaining it. They already know who’s behind the click,” Crapes said.

RAEK’s first-party data infrastructure helps companies build permissioned, owned customer profiles, transforming anonymous website visitors into actionable, compliant relationships.

“Visitor identification turns your website from a billboard into a CRM. Same traffic. New outcome.”

Through its proprietary EchoID technology, RAEK captures and resolves anonymous visitors into verified, marketable profiles without forms, cookies, or friction. This capability enables brands to personalize marketing, increase engagement, and grow long-term loyalty, without relying on rented audiences.

Ad platforms show you reach. RAEK shows you relationships.

For years, digital advertising rewarded reach over relationship. But as consumer privacy standards evolve, the marketing world is shifting.

“Ad platforms show you reach,” said Crapes. “RAEK shows you relationships. One measures impressions. The other builds customers.”

With RAEK, brands move beyond short-term impressions to cultivate lasting relationships, turning digital audiences into loyal advocates and long-term customers.

You don’t need a bigger ad budget. You require a smarter feedback loop.

In an era of increasing acquisition costs, RAEK’s clients are discovering that smarter data, not bigger budgets, drives better results.

“Identify your visitors → study intent → personalize your next move,” said Crapes. “That’s compounding ROI.”

By turning traffic into measurable intelligence, RAEK enables brands to build marketing strategies that learn, adapt, and grow in real time.

FirstPartyData.com: a strategic acquisition in a transforming market

The acquisition of FirstPartyData.com expands RAEK’s footprint as the industry’s leading authority on first-party data ownership and privacy-first marketing. The domain will serve as both a brand hub and educational resource for businesses transitioning from third-party dependency to owned audience intelligence.

The move positions RAEK to capture increasing demand from marketers seeking compliant, context-rich data in an era where platform reliance is being replaced by data independence.

“The future of marketing isn’t more tracking pixels, it’s smarter, owned data,” Crapes continued. “When you rely on platforms, you rent results. When you utilize RAEK, you own them.”

Fueling the AI economy: from data integrity to contextual intelligence

According to Gartner, 95% of enterprise AI initiatives fail due to poor data quality, not flawed algorithms. RAEK solves that problem by delivering structured, permissioned first-party data that provides the contextual depth AI systems need to perform.

RAEK’s cloud-native architecture allows real-time activation and scalability across ad networks, DSPs, and customer ecosystems, ensuring that AI and marketing systems alike receive clean, compliant, and actionable data.

By combining data accuracy with automation, RAEK transforms ordinary marketing into intelligent engagement.

Mission and next steps

●	Ecosystem expansion: With this strategic acquisition, RAEK continues to expand its ecosystem of first-party data products and assets that help businesses collect, organize, and activate their data across marketing channels.

●	Mission: The mission remains clear: empower brands to own their audience, improve marketing performance, and bridge the gap between digital identity and AI-driven engagement.

About RAEK

RAEK is a first-party data and identity platform that helps brands turn anonymous web traffic into identified, actionable profiles, without forms or friction. With EchoID, real-time identity resolution, and activation across major ad platforms and customer data ecosystems, RAEK gives marketers the speed, accuracy, and compliance they need to personalize at scale. Founded in 2020 and headquartered in Liberty Lake, Washington, RAEK is building the first-party data engine for the AI economy. Learn more at www.RAEKData.com.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel — America’s Patriotic Brand — designs and markets lifestyle products including safes, apparel, accessories, and American Rebel Light Beer ( www.americanrebelbeer.com ), one of the fastest-growing new entries in the beverage market. The company combines innovation, American craftsmanship, and strategic investments that strengthen its fan, customer, and shareholder base. Learn more at www.AmericanRebel.com .

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

American Rebel Holdings, Inc. Investor Relations

ir@americanrebel.com

About American Rebel Light Beer

Based in Nashville, TN. American Rebel Light Beer is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi and now, Minnesota.

For more information about the launch events and the availability of American Rebel Beer, please visit American Rebel Beer or follow us on social media platforms @AmericanRebelBeer.

Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean, and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Forward-looking statements in this press release also include, but are not limited to, statements regarding:

●	the anticipated benefits of American Rebel’s strategic investment in RAEK Data, Inc. (“RAEK”), including expectations that the partnership will enhance American Rebel’s marketing, data-driven growth initiatives, and long-term shareholder value;

●	RAEK’s potential to achieve significant growth in the emerging first-party data and AI-driven economy, including its ability to become a market leader or “unicorn” in its sector;

●	the ability of RAEK’s technology to deliver measurable improvements in customer acquisition, retention, personalization, and compliance;

●	American Rebel’s ability to leverage RAEK’s platform to strengthen customer relationships, cultivate brand advocates, and convert fans into lifelong customers and shareholders;

●	expectations regarding synergies between American Rebel and RAEK, including incremental revenue opportunities, operational efficiencies, and scalability;

●	assumptions about future demand for first-party data solutions in light of evolving privacy regulations and digital marketing practices; and

●	expectations regarding RAEK’s acquisition of FirstPartyData.com, including anticipated benefits to RAEK’s first-party data ecosystem, identity-resolution capabilities, and related initiatives intended to support data-driven growth and long-term shareholder value.

Nasdaq Listing Status and Related Risks. On October 20, 2025, a Nasdaq Hearings Panel granted the Company’s request to continue its listing on The Nasdaq Stock Market LLC, subject to the condition that, on or before November 15, 2025 , the Company demonstrate compliance with Nasdaq Listing Rule 5550(b)(1) (stockholders’ equity requirement). To satisfy the Panel’s condition, the Company must make a timely public filing describing the transactions undertaken to achieve compliance and to demonstrate long-term compliance with the equity requirement, and provide an indication of its stockholders’ equity following those transactions, which may be presented through a balance sheet not older than 60 days with pro forma adjustments for significant transactions or events on or before the report date. During the exception period, the Company must promptly notify the Panel of any significant developments, and the Panel may reconsider the exception if circumstances warrant. There can be no assurance that the Company will timely satisfy the Panel’s conditions or otherwise maintain compliance with Nasdaq continued listing standards. If the Company does not satisfy the conditions by the stated deadline—or if the Panel reconsiders and withdraws the exception—the Company’s securities would be subject to delisting , which could adversely affect liquidity, trading price, access to capital, analyst coverage, and the Company’s ability to execute its business strategy.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the Company’s ability to timely satisfy the conditions set by the Nasdaq Hearings Panel and maintain compliance with Nasdaq continued listing standards; the effects of any delisting on the liquidity and trading price of the Company’s securities and on its ability to raise capital; benefits of our continued sponsorship of high-profile events; success and availability of promotional activities; our ability to effectively execute our business plan; RAEK’s ability to execute its business plan; the pace of market adoption of first-party data technologies; regulatory changes (including GDPR, CCPA, and other data privacy laws); the growth and application of artificial intelligence technologies; our ability to integrate and benefit from our investment in RAEK; risks related to RAEK’s acquisition of FirstPartyData.com, including the risk that anticipated benefits are not realized when expected or at all, integration challenges, retention of key personnel and customers, protection and effective use of acquired assets and intellectual property, unanticipated costs or liabilities, and potential business disruption; and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2025, as well as any subsequent filings.

Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as may be required by law.